EXHIBIT 10.2

This Exhibit consists of those portions of the
FTN Financial Incentive Compensation Plan (as amended and restated October 2017)
applicable to the annual bonus opportunity of the President—FTN Financial under the Management Incentive Plan. Portions not so applicable are denoted with * * * * *.
The FTN Financial Incentive Compensation Plan was formerly known as the Capital Markets Incentive Compensation Plan.

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FTN FINANCIAL INCENTIVE COMPENSATION PLAN

(as amended and restated October 2017)

I.    Objective

The objective of the FTN Financial Incentive Compensation Plan (the “Plan”) is to attract, retain, and motivate the most qualified personnel in the industry.

II.	Participation

Positions eligible to participate in the Plan include: securities traders, business line managers, business segment managers and others as determined from time to time by the President of FTN Financial.

III.	Incentive Determination

The bonus pools comprising the Plan, and the respective participants in each, are as follows:

A.    * * * * *

B.    Regional Pool

A bonus pool equal to 15% of the Net Profits of the Regional Offices.

* * * * *

C.Managers Pool

A bonus pool equal to 24% of Net Profits plus, to the extent that Net Profits exceed a 35% return on expense, an additional 10% of any such excess amount of Net Profits. For purposes of calculating the Managers Pool, Net Profits will be reduced by any Regional Pool incentive expense and by any incentive expense of FTN Financial Capital Assets Corporation.

Participants in the Managers Pool include securities traders, business line managers, business segment managers and others as determined from time to time by the President of FTN Financial.

IV.    Timing of Incentive Payments

After calculation of the amount of each bonus pool and the determination of the amount to be awarded to each participant therein, payment of bonuses under the Plan will be made as soon as practicable, but except as expressly provided herein, payment of all bonuses shall be made on or before the 15 th day of the 3 rd month following the end of the applicable fiscal year of First Tennessee Bank National Association (the “Company”).  Notwithstanding the foregoing, to the extent permissible under Treasury Regulation §1.409A-1(b)(4)(ii), the payment may be delayed within the discretion of the Company on the following grounds:

A.  It is administratively impracticable to make the payment by the regular payment date due to unforeseeable reasons;

B.  The payment would jeopardize the Company’s ability to continue as a going concern;

C.  The payment is reasonably anticipated not to be deductible under Section 162(m) of the Internal Revenue Code due to circumstances that a reasonable person would not have anticipated; or

D.  Such other grounds as may be from time to time permissible under the foregoing regulation;

Provided, however, any delayed payment shall be made within the period required under the foregoing regulation.

All references herein to Treasury Regulation §1.409A-1(b)(4) shall be to such regulation as amended from time to time or to any successor provision.  The foregoing provisions of this Section IV are intended to cause the Plan to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), and the provisions of this Section IV shall be construed in accordance with that intention.  If any provision of this Section IV shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision, and any required provision of a short-term deferral plan that is omitted from this Section IV shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Section IV to the same extent as though expressly set forth herein.  The Company will bear no responsibility for any determination by any other person or persons that the terms, arrangements or administration of the Plan has given rise to any tax liability under Section 409A of the Internal Revenue Code.

Definitions:

Net Profit – accrual basis pretax income before incentive expense, adjusted to exclude corporate income/expense allocations, certain interest income/expense, intangible amortization, deferred compensation plan income/expense, expenses incurred with opening new offices, for a period of two years from such opening, and other adjustments as from time to time may be determined necessary.

* * * * *

Regional Office – non-Memphis fixed income sales location.